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                                                                    EXHIBIT 23.1

                      Consent of Independent Accountants


The Board of Directors
Applied Imaging Corp.:

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated January 28, 2000, relating to the consolidated balance sheet and Financial Statement Schedule of Applied Imaging Corp. and subsidiaries as of December 31,1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999,which appears in Applied Imaging Corp.'s annual report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


San Jose, California
January 25, 2001